Exhibit 10.15

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of August 7, 2014 (the “Effective Date”), between Livevox, Inc. (the “Company”), and Louis Summe (“Employee”).

The Company and Employee desire to enter into this Agreement to provide the terms on which Employee will continue to serve as the Company’s Chief Executive Officer.

The parties hereto agree as follows:

1. Employment. The Company shall continue to employ Employee, and Employee hereby accepts continued employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning as of the Effective Date and ending as provided in Section 4 hereof (the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, Employee will serve as the Company’s Chief Executive Officer subject to the overall direction and authority of the Board of Managers of LiveVox TopCo, LLC (the “Board”), the Company’s ultimate parent company.

(b) Employee will devote his or her reasonable best efforts and his or her full business time and attention to the business and affairs of the Company and its affiliates; provided that nothing in this Section 2(b) will prohibit Employee from devoting a reasonable amount of time to charitable or other similar activities so long as such activities do not interfere with the performance of Employee’s duties to the Company. Employee will perform his or her duties and responsibilities hereunder to the best of his or her abilities in a diligent, trustworthy, businesslike and efficient manner.

3. Base Salary and Benefits.

(a) During the Employment Period, Employee’s base salary will be $285,000.00 per annum and will be subject to review by the Board on an annual basis (the “Base Salary”), which salary will be payable in regular installments in accordance with the Company’s general payroll practices and will be subject to customary withholding.

(b) During the Employment Period, Employee will be entitled to participate in all of the Company’s employee benefit programs (including cash bonus programs) for which managerial employees of the Company are generally eligible in accordance with the terms and conditions of such programs as the same may be amended or modified from time to time.

(c) At the end of each fiscal year of the Employment Period, Employee will be entitled to earn an annual bonus in the amount of up to $140,000.00, or such other amount as determined by the Board, upon the achievement of annual plan goals (the “Target Bonus”). Employee’s annual plan performance targets will be established annually by the Board in its sole discretion. Any bonus earned with respect to the first fiscal year during the Employment Period will be prorated based upon the number of days elapsed in such fiscal year. In order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), it is agreed that the bonus (if any) earned under this Section 3(c) shall be paid no later than (but may be paid earlier in accordance with the Company’s usual practices) March 15th of the calendar year immediately following the calendar year in which the fiscal year to which such bonus relates ended.

(d) The Company will reimburse Employee for all reasonable expenses incurred by him or her in the course of performing his or her duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. To the extent that any reimbursements or in-kind benefits under this Agreement constitute “Non-qualified Deferred Compensation” for purposes of Code Section 409A, (i) all such expenses, benefits or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) any right to such reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year.

4. Term.

(a) The Employment Period will commence as of the Effective Date and will terminate upon the earlier to occur of (i) Employee’s resignation, death or Disability (as defined in Section 4(e) below) and (ii) the Company’s termination of the Employment Period at any time for Cause (as defined in Section 4(f) below) or without Cause.

(b) Subject to the other terms and conditions of this Section 4(b), if the Employment Period is terminated by the Company without Cause (such date, the “Termination Date”), Employee will be entitled to receive his Base Salary described in Section 3(a) above for the 12 month period immediately following the Termination Date (subject to the following sentence, the “Severance Period”), provided, however, if prior to March 21, 2015 (the “Early Termination Date”), the Employment Period is terminated by the Company without Cause, the Termination Date shall be deemed to be the Early Termination Date and Employee will be entitled to receive his Base Salary described in Section 3(a) above through the Early Termination Date and for the 12 month period immediately following the Early Termination Date, provided, further, if the Termination Date is after the end of a fiscal year but before the payment of Employee’s bonus for such fiscal year as set forth in Section 3(c), Employee shall be entitled to payment of Employee’s bonus for such fiscal year and such payment shall be paid in accordance with the Company’s usual practices, but no later than March 15th of the calendar year immediately following the calendar year in which the fiscal year to which such bonus relates, and provided, further, the Company shall have no obligations pursuant to this sentence if the Termination Date occurs after the date of the first Sale of the Company to occur following the Effective Date. The Severance Period shall terminate immediately (and no further payments shall be due or payable under this Section 4(b)) if, prior to the end of the period specified in the preceding sentence, Employee becomes employed by or is engaged as a consultant or independent contractor on a full-time basis with any person or entity other than the Company and its affiliates, except if the Base Salary at Employee’s new position is less than Employee’s Base Salary under this Agreement, then Employee shall be entitled to the difference between the Base Salary at Employee’s new position and Employee’s Base Salary under this Agreement. Any amounts payable under this Section 4(b) will be payable at such times as such amounts would have been payable had Employee’s employment not been terminated. Notwithstanding anything in this Agreement to the contrary, the Company will have no obligation to pay any amounts payable under this Section 4(b) during such times as Employee is in breach of Sections 5, 6 or 7 hereof. As a condition to the Company’s obligations (if any) to make the payments described in this Section 4(b), Employee will execute and deliver a general release in the form attached hereto as Exhibit A (the “General Release”). Employee shall forfeit all rights to payments and benefits described in this Section 4(b) unless the General Release is signed and delivered (and no longer subject to revocation) within sixty (60) days following the date of Employee’s separation from service (it being agreed that the Company shall provide notice to Employee not less than ten (10) business days prior to the expiration of such period). To the extent any such cash payment or continuing benefit to be provided is not nonqualified deferred compensation subject to Code Section 409A, as determined by the Company in its sole discretion, then such payment or benefit shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Section 4(b) applied as though such payments commenced immediately upon Employee’s separation from service, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Employee’s separation from service. To the extent any such cash payment or continuing benefit to be provided is nonqualified deferred compensation subject to Code Section 409A, as determined by the Company in its sole discretion, then such payments or benefits shall be made or commence upon the sixtieth (60th) day following Employee’s separation from service. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Section 4(b) had such payments commenced immediately upon the Employee’s separation from service, and any payments made thereafter shall continue as provided therein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Employee’s separation from service. The Company may provide, in its sole discretion, that Employee may continue to participate in any benefits delayed pursuant to this section during the period of such delay, provided that Employee shall bear the full cost of such benefits during such delay period. Upon the date such benefits would otherwise commence pursuant to this Section 4(b), the Company may reimburse Employee the Company’s share of the cost of such benefits, if any, had such benefits commenced immediately upon Employee’s separation from service. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified therein.

(c) If the Employment Period is terminated (i) by the Company for Cause or (ii) pursuant to Section 4(a)(i) above, Employee will be entitled only to receive his or her Base Salary through the date of termination.

(d) Except as otherwise expressly provided in Section 4(b) above, all of Employee’s rights to salary, bonuses, fringe benefits and other compensation hereunder (if any) which accrue or become payable after the termination of the Employment Period will cease upon such termination. The Company may offset any amounts Employee owes the Company or its affiliates against any amounts the Company owes Employee hereunder. Employee’s termination of employment with the Company for any reason shall be deemed to automatically remove Employee, without further action, from any and all offices held by Employee with the Company or its affiliates.

(e) For purposes of this Agreement, “Cause” means (i) the commission of a felony or any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its affiliates or any of their customers or suppliers, (ii) conduct tending to bring the Company or any of its affiliates into substantial public disgrace or disrepute, (iii) substantial and repeated failure to perform duties as reasonably directed by the Board or its designees, (iv) gross negligence or willful misconduct with respect to the Company or any of its affiliates or (v) any other material breach of this Agreement.

(f) For purposes of this Agreement, “Disability” (i) means any physical or mental incapacitation which results in Employee’s inability to perform his or her duties and responsibilities for the Company for a total of 120 days during any twelve-month period, as determined by the Board in its good faith judgment and (ii) will be deemed to have occurred on the 120th day of such inability to perform.

(g) For purposes of this Agreement, “Sale of the Company” shall mean (i) any sale or transfer by the Company or its subsidiaries of all or substantially all (as defined in the Revised Model Business Corporation Act) of their assets on a consolidated basis, (ii) any consolidation, merger or reorganization of the Company with or into any other entity or entities as a result of which any person or group other than investment funds managed by Golden Gate Capital obtains possession of voting power (under ordinary circumstances) to elect a majority of the surviving corporation’s board of directors or (iii) any direct or indirect sale or transfer to any third party of shares of the Company’s capital stock by the holders thereof as a result of which any person or group other than investment funds managed by Golden Gate Capital or any entity directly or indirectly controlled by investment funds managed by Golden Gate Capital obtains the voting power (under ordinary circumstances) to elect a majority of the Company’s board of directors.

5. Confidential Information. Employee acknowledges that the information, observations and data (including, without limitation, trade secrets, know-how, research and product plans, customer lists, software, inventions, processes, formulas, technology, designs, drawings, specifications, marketing and advertising materials, distribution and sales methods and systems, sales and profit figures and other technical and business information) concerning the business or affairs of the Company or any of its affiliates obtained by him or her while employed by the Company (“Confidential Information”) are the property of the Company or such affiliate. Therefore, Employee agrees that he or she shall not disclose to any unauthorized person or use for his or her own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Employee’s acts or omissions to act. Employee will deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) to the extent containing Confidential Information or Work Product (as defined in Section 6 below) of the Company or any of its affiliates which he or she may then possess or have under his or her control.

6. Inventions and Patents. Employee acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its affiliates’ actual or anticipated business (as documented in business plans, etc.), research and development or existing or future (as documented in business plans, etc.) products or services and which are conceived, developed or made by Employee while employed by the Company (“Work Product”) belong to the Company or such affiliate. Employee shall promptly disclose such Work Product to the Company and perform all actions requested by the Company (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7. Unfair Competitive Activities; Protection of Trade Secrets.

(a) Employee acknowledges that Employee’s services to the Company require the use of information including a formula, pattern, compilation, program, device, method, technique, or process that the Company has made reasonable efforts to keep confidential and that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use (“Trade Secrets”). Employee further acknowledges and agrees that the Company would be irreparably damaged if Employee were to provide similar services requiring the use of such Trade Secrets to any person or entity competing with the Company. Therefore, Employee agrees that during the Employment Period and during the twelve (12) month period immediately thereafter (the “Protection Period”), he or she will not, either directly or indirectly, for himself or herself or any other person or entity (i) induce or attempt to induce any employee of the Company or any of its affiliates to leave the employ of the Company or such affiliate, or in any way interfere with the relationship between the Company or any affiliate and any employee thereof, (ii) hire any person who is (or in the case of a former employee, was an employee of the Company or any affiliate at any time during the 180 day period prior to any attempted hiring by Employee) an employee of the Company or any affiliate, (iii) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company or any affiliate to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or business relation and the Company or any affiliate (including, without limitation, making any negative statements or communications about the Company or its affiliates) or (iv) Participate in any business where Employee’s position, role and responsibilities and the nature of such business would present a substantial risk the Employee will employ, reveal, or otherwise utilize Trade Secrets used by the Company prior to the Employee’s termination in any geographical area in which the Company or any of its affiliates conduct business. “Participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, executive, franchisor, franchisee, creditor, owner or otherwise; provided that the foregoing activities shall not include the passive ownership (i.e., Employee does not directly or indirectly participate in the business or management of the applicable entity) of less than 5% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange.

(b) Employee agrees that the aforementioned covenant contained in Section 7(a) is reasonable with respect to its duration, geographical area and scope. In particular, Employee acknowledges and agrees that the Company and its affiliates conduct their businesses on a worldwide basis and that the geographic scope of the covenant contained in Section 7(a) is necessary to protect the goodwill and Confidential Information of the Company and its affiliates. Employee further acknowledges that the restrictions contained in Section 7(a) do not impose an undue hardship on him or her due to the fact that he or she has general business skills which may be used in industries other than those in which each of the Company and its affiliates conduct their businesses and do not deprive Employee of his or her livelihood. Employee agrees that the covenants made in Section 7(a) shall be construed as agreements independent of any other provision(s) of this Agreement and shall survive any order of a court terminating any other provision(s) of this Agreement.

(c) If, at the time of enforcement of Sections 5, 6 or 7 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

(d) Because Employee’s services are unique and because Employee has access to Confidential Information and Work Product, the parties hereto agree that money damages may not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation of this Section 7, the Protection Period will be tolled until such breach or violation has been duly cured. Employee agrees that the restrictions contained in Sections 5, 6 and 7 are reasonable.

8. Additional Acknowledgments. Employee acknowledges that the provisions of Sections 5, 6 and 7 are in consideration of: (i) employment with the Company and (ii) additional good and valuable consideration as set forth in this Agreement. Employee expressly agrees and acknowledges that the restrictions contained in Sections 5, 6 and 7 do not preclude Employee from earning a livelihood, nor do they unreasonably impose limitations on Employee’s ability to earn a living. Employee acknowledges that he or she has carefully read this Agreement and has given careful consideration to the restraints imposed upon Employee by this Agreement.

9. Other Businesses. As long as Employee is employed by the Company, except as permitted under Section 2(b), Employee agrees that he or she will not, except with the express written consent of the Company, become engaged in, render services for, or permit his or her name to be used in connection with any business other than the business of the Company or any of its affiliates.

10. Employee’s Representations. Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he or she is bound,

(ii) Employee is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms. Employee hereby acknowledges and represents that he or she has had the opportunity to consult with independent legal counsel regarding his or her rights and obligations under this Agreement and that he or she fully understands the terms and conditions contained herein.

11. Deferred Compensation Matters.

(a) The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted the Employment Agreement shall be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c) Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of the Employee’s separation from service in accordance with the Company’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made in no even less frequently than monthly. Notwithstanding the foregoing, with respect to any payments that are intended to fall under the short-term deferral exemption from Code Section 409A, unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, all payments due thereunder shall be made as soon as practicable after the right to payment vests and in all events by March 15 of the calendar year following the calendar year in which the right to payment vests. For purposes of this section, a right to payment will be treated as having vested when it is no longer subject to a substantial risk of forfeiture as determined by the Company in its sole discretion.

(d) Notwithstanding any other payment schedule provided herein to the contrary, if Employee is identified on the date of his separation from service a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) (which generally means a key employee of a corporation any stock of which is publicly traded on an established securities market or otherwise), then, with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation subject to Code Section 409A and payable on account of a “separation from service,” (i) such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” and (B) the date of Employee’s death (the “Delay Period”)

to the extent required under Code Section 409A and (ii) at the end of such six (6)-month period, the Company shall make an additional payment to Employee equal to the amount interest accruing at the then-current short-term applicable federal rate published by the Internal Revenue Service on the value of any such payment or benefit, accruing from the date on which it would have otherwise been paid or provided. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them therein.

(e) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” subject to Code Section 409A, (i) all such expenses or other reimbursements hereunder shall be paid on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to provided, in any other taxable year, and (iii) Employee’s right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

(f) For purposes of Code Section 409A, Employee’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(g) Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(h) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes nonqualified deferred compensation subject to Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to Employee unless otherwise permitted by Code Section 409A.

12. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to Employee at the address indicated in the Company’s payroll records, and to the Company at the address indicated below:

Livevox, Inc.

450 Sansome Street, 9th Floor

San Francisco CA 94111

Attention: General Counsel

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

12. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. In the event that any ruling of any court or governmental authority calls into question the validity of any portion of this Agreement, the parties hereto shall consult with each other concerning such matters and shall negotiate in good faith a modification to this Agreement which would obviate any such questions as to validity while preserving, to the extent possible, the intent of the parties and the economic and other benefits of this Agreement and the portion thereof whose validity is called into question.

13. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

14 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

15. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

16. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, successors and assigns, except that Employee may not assign his or her rights or delegate his or her obligations hereunder without the prior written consent of the Company. Each of the Company’s affiliates are intended third party beneficiaries of this Agreement.

17. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the schedules hereto shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. Each party hereto submits to the co-exclusive jurisdiction of the United States District Court for California, over any lawsuit under this Agreement and waives any objection based on venue or forum non conveniens with respect to any action instituted therein.

18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement. It is agreed and understood that Employee shall not be entitled to bind the Company in connection with this Agreement or any matter arising hereunder.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

LIVEVOX, INC.

By:
Name:
Title:

EMPLOYEE

/s/ LOUIS SUMME
LOUIS SUMME

EXHIBIT A

GENERAL RELEASE

I, Louis Summe, in consideration of and subject to the performance by Livevox, Inc. (together with its subsidiaries and affiliates, the “Company”), of its obligations under the Amended and Restated Employment Agreement, dated as of May    , 2014 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and the other Company Releasees (as defined below) to the extent provided below.

1. Release:

(a) I understand that any payments or benefits paid or granted to me under paragraph 4(b) of the Agreement (the “Severance Benefits”) represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the Severance Benefits unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

(b) General Release: In exchange for the Severance Benefits and other good and valuable consideration, the sufficiency of which is hereby acknowledged, I, on behalf of myself and each of my representatives, agents, estate, heirs, successors and assigns, hereby acknowledge full and complete satisfaction of and absolutely and unconditionally hereby release, remise, discharge, and hold harmless the “Company Releasees” (defined to include the Company and/or any of its parents, subsidiaries, divisions or affiliates, predecessors, successors or assigns, and its and their respective current and/or former partners, directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities), from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, contracts, torts, debts, damages, controversies, judgments, rights and demands of every kind and nature, whether existing or contingent, known or unknown, suspected or unsuspected, through and including the execution and delivery by me of this General Release (collectively, “Claims”), including without limitation those arising out of my employment with, change in employment status with, and/or separation of employment from, the Company. This release is intended by me to be all encompassing and to act as a full and total release of any Claims, whether specifically enumerated herein or not, that I may have or have had against the Company Releasees arising from conduct occurring up to and through the date of this General Release, including, but not limited to, any Claims arising from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination such as those laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal or state law; any contract, whether oral or written, express or implied; any tort; any Claim for equity or other benefits; or any other statutory and/or common law Claim. Notwithstanding the foregoing sentences of this Section 1(b), this Section 1 does not extend to any payments or benefits receivable, or obligations incurred or specified, under paragraph 4(b) of the Agreement.

(c) Acknowledgment of Release: I acknowledge and agree that I am releasing all legally waivable rights to sue or obtain equitable, remedial or punitive relief from any or all Company Releasees of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief.

(d) Effect of Release: I understand and intend that this Section 1 constitutes a general release of all Claims and that no reference therein to a specific form of Claim, statute or type of relief is intended to limit the scope of such general release and waiver.

(e) Release of Unknown Claims: I understand and intend that this Section 1 releases unknown claims and that I am waiving statutory protection against a release of unknown claims.

(f) Claims That Cannot Be Released By Private Agreement: This release does not include any claim which, as a matter of law, cannot be released by private agreement. Nor does this release prohibit or bar me from providing truthful testimony in any legal proceeding or from cooperating with, or making truthful disclosures to, any governmental agency. Notwithstanding the foregoing, with respect to any claim that cannot be released by private agreement, I agree to release and waive my right (if any) to any monetary damages or other recovery as to such claims, including any claims brought on my behalf, either individually or as part of a collective action, by any governmental agency or other third party.

2. Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967: I acknowledge that since I am 40 years of age or older, I have being informed that I have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and I agree that: (a) in consideration for the Severance Benefits, which I am not otherwise entitled to receive, I specifically and voluntarily waive such rights and/or claims under the ADEA I might have against the Company Releasees to the extent such rights and/or claims arose prior to the date this General Release was executed; (b) I understand that rights or claims under the ADEA which may arise after the date this General Release is executed are not waived by me; (c) I am advised to consider the terms of this General Release carefully and consult with or seek advice from an attorney of my choice or any other person of my choosing prior to executing this General Release; (d) I have forty-five (45) days to review this General Release and consider its terms before signing it (this 45-day review period will rate be affected or extended by any revisions that might be made to this General Release); and (e) I have carefully read and fully understand all of the provisions of this General Release, and I knowingly and voluntarily agree to all of the terms set forth in this General Release.

I further acknowledge that within the 7-day period following my execution of this General Release (the “Revocation Period”) I shall have the unilateral right to revoke this General Release, and that the Company’s obligations hereunder shall become effective only upon the expiration of the Revocation Period without my revocation hereof. I understand that in order to be effective, notice of my revocation of this General Release must be received by the Company on or before the last day of the Revocation Period. This General Release shall not be effective until the Revocation Period has expired. Nothing in this General Release prevents or precludes me from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

3. Representations and Covenants Regarding Actions: I represent, warrant and covenant to each of the Company Releasees that at no time prior to or contemporaneous with my execution of this General Release have I filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any Claim, which I may now have or have ever had against the Company Releasees which is based in whole or in part on any matter referred to in Section 1 above. Subject to Section 1(f) above, and to the extent permitted by law, I am prohibited from filing or maintaining, or causing or knowingly permitting the filing or maintaining, of any Claim.

4. Accord and Satisfaction: The Severance Benefits shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to me, including, without limitation, any matter set forth in Section 1, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums.

5. Company Files, Documents and Other Property: I agree that as of the date hereof, I have returned to the Company all Company property and materials, including but not limited to, (if applicable) personal computers, laptops, fax machines, scanners, copiers, cellular phones, Company credit cards and telephone charge cards, manuals, building keys and passes, courtesy parking passes, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, sales forecasts, names and addresses of Company customers and potential customers, customer lists, customer contacts, sales information, sales forecasts, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by me that is or was related to my employment with the Company (“Company Property”). I agree that in the event that I discover any other Company Property in my possession after the date of this General Release I will immediately return such materials to the Company.

6. Future Conduct:

(a) Nondisparagement: I agree not to, directly or indirectly, make or solicit or encourage others to make or solicit disparaging, critical or otherwise detrimental comments to any person or entity concerning the Company Releasees; the products, services or programs provided or to be provided by the Company Releasees; the business affairs, operation, management or the financial condition of the Company Releasees; or the circumstances surrounding my employment and/or separation of employment from the Company.

(b) Confidentiality of this General Release: I agree that I shall not disclose, divulge or publish, directly or indirectly, any information regarding the substance, terms or existence of the Agreement or this General Release and/or any discussion or negotiations relating to the Agreement or this General Release, to any person or organization other than my immediate family and accountants or attorneys when such disclosure is necessary for the accountants or attorneys to render professional services. Prior to any such disclosure that I may make, I shall secure from my attorney or accountant their agreement to maintain the confidentiality of such matters. Notwithstanding anything to the contrary, this Section 6(b) shall not apply to information related to the tax treatment or the tax structure of the transactions contemplated herein. For this purpose, “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transaction and does not include information relating to the identity of the parties.

(c) Non-Solicitation, IP Assignment, Non-Disclosure and Stock Option Agreements: I expressly acknowledge and reaffirm my understanding of and obligations under the terms of the Agreement, any Stock Option Agreements between me and the Company, and those certain agreements that contain Indemnity, Non-Compete, Non-Solicitation, Intellectual Property Assignment and Non-Disclosure provisions (collectively, the “Employee Agreements”).

7. Further Acknowledgements, Representations and Governing Law:

(a) Nothing herein shall be deemed or construed to represent an admission by the Company or any other Company Releasee of any violation of law or other wrongdoing with respect to me.

(b) If any provision of this General Release, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions and parts thereof of this General Release are declared to be severable. Any waiver of any provision of this General Release shall not constitute a waiver of any other provision of this General Release unless expressly so indicated otherwise. The language of all parts of this General Release shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

(d) This General Release and any claims arising out of this General Release (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the State of California; and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of California, without giving effect to the principles of conflicts of laws of such state. Any claims or legal actions by one party against the other shall be commenced and maintained in state or federal court located in California, and I hereby submit to the jurisdiction and venue of any such court.

(e) The Company Releasees are intended third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Company Releasees hereunder. My heirs or assigns also are intended third-party beneficiaries with respect to the Severance Benefits and in the event of my death, the Agreement may be enforced by each of them in accordance with the terms of the Agreement in respect of the rights granted to such heirs or assigns therein. Except and to the extent set forth in the preceding two sentences, this General Release is not intended for the benefit of any person other than the parties, and no such other person shall be deemed to be a third party beneficiary hereof. Without limiting the generality of the foregoing, I acknowledge that it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and me, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and me, on the other hand.

(f) I may not assign any of my rights or delegate any of my duties under the Agreement or this General Release. The Company’s rights and the rights of the other Company Releasees shall inure to the benefit of, and be enforceable by, any of the Company’s or other Company Releasees’ respective successors and assigns. The Company may assign all rights and obligations of the Agreement and this General Release to any successor in interest to the assets of the Company. In the event that the Company is dissolved, all obligations of the Company under the Agreement shall be provided for in accordance with applicable law.

I REPRESENT THAT I HAVE READ THE FOREGOING GENERAL RELEASE, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH GENERAL RELEASE AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME. IN DELIVERING THIS GENERAL RELEASE, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS GENERAL RELEASE.

Accepted and Agreed to:

/s/ LOUIS SUMME
LOUIS SUMME

Date: 8/7/2014

IF YOU DO NOT WISH TO USE THE 45-DAY PERIOD,

PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, Louis Summe, acknowledge that I was informed and understand that I have 45 days within which to consider the attached General Release, have been advised of my right to consult with an attorney regarding such General Release and have considered carefully every provision of the General Release, and that after having engaged in those actions, I prefer to and have requested that I enter into the General Release prior to the expiration of the 45 day period.

Dated: 8/7/14	/s/ LOUIS SUMME
LOUIS SUMME

Dated:
Witness: